Exhibit 10.10

FISERV, INC.

AMENDMENT TO EMPLOYEE RESTRICTED STOCK UNIT AGREEMENT

Dear Participant:

You have previously been granted an award or multiple awards of Restricted Stock Units (collectively, your “Award”) pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Plan”) entitling you to receive shares of common stock (the “Shares”) of Fiserv, Inc. (the “Company”) on the terms and conditions set forth in the Award Memorandum relating to your Award, the accompanying Employee Restricted Stock Unit Agreement and the Plan.

This amendment (this “Amendment”), made as of February 19, 2015, modifies the treatment of your Award in connection with your retirement. Capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in your Award or in the Plan. Please review this Amendment and sign and write your name where indicated below to acknowledge and agree to the changes to your Award.

1.	Definition of Retirement. The definition of “Retirement” in your Award will be replaced with the following:

“Retirement” means the cessation of service as an employee for any reason other than death, Disability or termination for Cause if:

(A)	(I) you are at least 50 years of age and your age plus years of service to the Company and its subsidiaries is equal to or greater than 70 (with at least 5 years of continuous service to the Company and its subsidiaries immediately prior to such cessation of service) or (II) you are at least 55 years of age with at least 5 years of continuous service to the Company and its subsidiaries immediately prior to such cessation of service; and

(B)	you have provided for an orderly transition of your duties to a successor, including by: (I) providing notice to the Company’s Chief Executive Officer (or, if you are the Chief Executive Officer, to the Chairman of the Board of Directors) of your consideration of Retirement sufficiently in advance of your proposed date of Retirement; and (II) assisting with the identification and selection of, and transition of your duties to, a successor ((I) and (II) being referred to herein collectively as the “Specified Transition Requirements”).

If you meet the criteria in paragraph (A) above and you satisfy the Specified Transition Requirements, your cessation of service will be deemed to be a qualifying Retirement; provided that, the Compensation Committee may determine, within 30 days after your cessation of service, that you failed to provide for an orderly transition of your duties to a successor. By way of example only, this could result from providing too short of notice or not providing an adequate amount of transition assistance.

2.	Vesting Following Retirement. The provisions relating to vesting upon Retirement in your Award will be replaced with the following:

After your Retirement, the unvested portion of the Award shall continue to vest on the dates indicated in the Award Memorandum as if you had not ceased to be an employee. Notwithstanding the foregoing:

(A)	If you receive written notification from the Compensation Committee that you failed to provide for an orderly transition of your duties to a successor, then any portion of the Award that is unvested as of the date of such notification shall terminate as of such date.

(B)	If at any time following your Retirement, one of the following events occurs (a “Post-Retirement Violation”), then any portion of the Award that is unvested as of the date of such Post-Retirement Violation shall terminate as of the date such event occurs: (I) you commence employment of any kind (other than board or public service, work for a not-for-profit or de minimis for-profit employment); (II) you commence work of any kind for a Competitor, including as an employee, board member, consultant or otherwise; or (III) you violate any post-employment covenant applicable to you under any agreement in effect with, or policy of, the Company or any of its subsidiaries, including without limitation those set forth in Section 4 of your Award agreement.

(C)	If, while your Award is outstanding, you commence employment or other work of any kind following your Retirement, you are required to promptly provide written notice to the Company of the name of your employer and the nature of your position or other work.

(D)	If you receive any benefit under your Award after the date of a Post-Retirement Violation, then you will be obligated to repay to the Company the value of such benefit (with such value to be determined by the Company, which may include a reasonable rate of interest) promptly following your receipt of notice of such repayment obligation from the Company.

(E)	All determinations regarding whether you have engaged in a Post-Retirement Violation shall be made by the Compensation Committee.

(F)	Without limiting any other provision of this Agreement, if a Post-Retirement Violation described in (ii)(B)(II) or (III) above occurs following Retirement, the Company shall be entitled to recover the value of any amounts previously paid or payable or any shares (or the value of any shares) delivered or deliverable to you pursuant to any Fiserv bonus program, this Agreement, and any other Fiserv plan or arrangement.

Notwithstanding the foregoing, if you die after Retirement and prior to the date the Award vests in full (and provided that a Post-Retirement Violation has not occurred), then the Award shall become fully vested as of the date of your death.

3.	Change of Control. The following provision will be added to your Award in relation to a Change of Control:

If the Change of Control of the Company occurs after your Retirement and prior to the date this Award has become vested in full (and prior to the occurrence of a Post-Retirement Violation), and if the successor or purchaser in the Change of Control does not either assume the Company’s obligations with respect to the Award or provide a substitute award, then this Award shall vest in full immediately prior to the date of such Change of Control.

4.	Issuance of Shares. The provisions in your Award relating to the issuance of Shares will be replaced with the following:

The Company, or its transfer agent, will issue and deliver the Shares to you as soon as practicable after the Award vests (pursuant to the terms of your Award) with respect to such Shares, or, if a deferral election was made, at the time specified in the Deferral Election Form; provided that, if the Award vests as a result of a Termination Event resulting from your Disability after you become Retirement-eligible, then the Shares will be delivered upon the next scheduled vesting date after your separation from service within the meaning of Code Section 409A. If you die before the Company has distributed any portion of the vested Shares, the Company will issue the Shares to your estate or in accordance with applicable laws of descent and distribution. The Shares will be issued and delivered in book entry form, and the Company will not be liable for damages relating to any delays in making an appropriate book entry or any mistakes or errors in the making of the book entry; provided that the Company shall correct any errors caused by it. Any such book entry will be subject to such stop transfer orders and other restrictions as the Company may deem advisable under (a) the Plan and any agreement between you and the Company with respect to this Award or the Shares, (b) any applicable federal or state laws and (c) the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”) or any stock exchange upon which the Shares are listed. The Company may cause an appropriate book entry notation to be made with respect to the Shares to reference any of the foregoing restrictions.

5.	Withholding. The following representations will be added to your Award:

You understand and agree that the Company may be required to withhold certain payroll taxes in connection with your Retirement or your termination due to Disability prior to the issuance of Shares. You hereby agree to provide the Company with cash funds or Shares equal in value to the federal, state and local payroll and income taxes and other amounts required to be withheld by the Company or its subsidiary in respect of any compensation income or wages in relation to the Award or make other arrangements satisfactory to the Company regarding such amounts, which may include deduction of such taxes from other wages owed to you by the Company or its subsidiaries.

6.	Post-Employment Covenants. Section 5(c)(ii) of your Restricted Stock Unit Agreements under the Plan is hereby amended to read as follows:

(ii)	For a period of 12 months following the termination of your employment with Fiserv (or, in the case of Retirement, for a period of 12 months following the later of (x) the date of the last restricted stock unit vesting event following Retirement or (y) the latest date upon which you are entitled to exercise an option following Retirement (in either case, assuming no Post-Retirement Violation)), you will not: (A) perform duties as or for a Competitor, Client or Prospective Client of Fiserv that are the same as or similar to the duties performed by you for Fiserv at any time during any part of the 24 month period preceding the termination of your employment with Fiserv; (B) participate in the inducement of or otherwise encourage Fiserv employees, clients, or vendors to currently and/or prospectively breach, modify, or terminate any agreement or relationship they have or had with Fiserv during any part of the 24 month period preceding the termination of your employment with Fiserv; or (C) participate voluntarily or provide assistance or information to any person or entity either negotiating with Fiserv involving a Competing Product or Service, or concerning a potential or existing business or legal dispute with Fiserv, including, but not limited to, litigation, except as may be required by law.

7.	Other. Except for the changes set forth in this Amendment, your Award remains in full force and effect.

By signing below, you acknowledge your acceptance of, and agreement to be bound by, this Amendment to your Award.

Fiserv, Inc.		Participant

By:
	Name:	Signature
Title:

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